Exhibit 10.6.2

AMENDMENT OF THE
HERTZ GLOBAL HOLDINGS, INC.
2008 OMNIBUS INCENTIVE PLAN

Pursuant to the provisions of Article X, the Hertz Global Holdings, Inc. 2008 Omnibus Incentive Plan (the “Plan”), as amended and restated effective as of March 4, 2010, is hereby further amended effective as May 12, 2014 (“Effective Date”) as follows.
1.    The definition of “New Employer” in Section 2.1 is amended to read as follows:
“ “New Employer” means, as determined by the Committee in its sole discretion, a Participant’s employer immediately following a Change in Control, the Company, any successor to the Company, or the entity resulting from a spin-off from the Company, or the parent or a subsidiary of any such entities.”
2.    The first sentence of Section 9.1(a) is amended to read as follows:
“Unless the Committee otherwise determines in the manner set forth in Section 9.2, or except as otherwise determined by the Committee at or after the grant date, upon the occurrence of a Change in Control, (i) all Options and Stock Appreciation Rights shall become immediately exercisable, (ii) the Restriction Period on all Restricted Stock, Restricted Stock Units and freestanding Deferred Stock Units shall lapse immediately prior to such Change in Control and (iii) shares of Common Stock underlying Awards of Restricted Stock Units and Deferred Stock Units shall be issued to each Participant then holding such Award immediately prior to such Change in Control; provided, that, at the discretion of the Committee (as constituted immediately prior to the Change in Control), each such Option, Stock Appreciation Right, Restricted Stock Unit and/or Deferred Stock Unit may be canceled in exchange for an amount equal to the product of (A)(I) in the case of Options and Stock Appreciation Rights, the excess, if any, of the product of the Change in Control Price over the exercise price for such Award, and (II) in the case of other such Awards, the Change in Control Price multiplied by (B) the aggregate number of shares of Common Stock covered by such Award; provided, further, that where the Change in Control does not constitute a “change in control event” as defined under section 409A of the Code, the shares to be issued, or the amount to be paid, for each Award that constitutes deferred compensation subject to section 409A of the Code shall be paid at the time or schedule applicable to such Awards (assuming for these payment purposes (but not the lapsing of the Restriction Period) that no such Change in Control had occurred).”
3.    Section 9.2(iv) is amended to read as follows:
“have, unless the Committee determines otherwise at or after the grant date, terms and conditions which provide that in the event that the Participant suffers an involuntary termination without Cause within two years following the Change in Control, any conditions on the Participant's rights under, or any restrictions on transfer or exercisability applicable to, each such Award held by such Participant shall be waived or shall lapse, as the case may be; and”

4.	The amendments provided herein shall apply only to awards granted on or after the Effective Date.